Exhibit 10.1

RACKSPACE HOSTING, INC.

SENIOR EXECUTIVE CHANGE OF CONTROL AND SEVERANCE PLAN

AND SUMMARY PLAN DESCRIPTION

1.                                      Introduction.  The purpose of this Rackspace Hosting, Inc. Senior Executive Change of Control and Severance Plan (the “Plan”) is to provide assurances of specified benefits to certain employees of the Company whose employment is subject to being involuntarily terminated other than for death, Disability, or Cause or voluntarily terminated for Good Reason under the circumstances described in the Plan.  This Plan is a “severance pay arrangement,” within the meaning of Section 3(2)(B)(i) of ERISA, that is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under Section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).  This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.

2.                                      Important Terms.  The following words and phrases, when the initial letter of the term is capitalized, will have the meanings set forth in this Section 2, unless a different meaning is plainly required by the context:

2.1.                            “Administrator” means the Company, acting through the Compensation Committee or another duly constituted committee of members of the Board, or any person to whom the Administrator has delegated any authority or responsibility with respect to the Plan pursuant to Section 11, but only to the extent of such delegation.

2.2.                            “Board” means the Board of Directors of the Company.

2.3.                            “Cause” shall mean any of the following reasons:

(a)                                 Participant’s engagement in illegal conduct or gross misconduct or gross negligence which is materially injurious to the Company,

(b)                                 Participant’s conviction of, or plea of nolo contendere or guilty to, a felony or a crime of moral turpitude;

(c)                                  Participant’s engagement in fraud, embezzlement or material misappropriation,

(d)                                 Participant’s repeated use of alcohol or drugs that materially interferes with the performance of Participant’s duties,

(e)                                  A material breach by Participant of any written policies of, or agreement with, the Company (which policy, policies or agreement previously were provided to Participant), which, if capable of remedy in the reasonable judgment of the Company, Participant has failed to remedy within 30 days of receiving written notice thereof from the Administrator to Participant describing such material breach in reasonable detail and

Participant having had the opportunity to address the Administrator regarding such alleged material breach; or

(f)                                   Participant’s willful and continual failure substantially to perform his or her duties with the Company (other than a failure resulting from the Participant’s incapacity due to Disability or death), which failure has continued for a period of at least 30 days after written notice thereof from the Administrator to Participant describing in reasonable detail Participant’s failure to perform such duties or responsibilities and Participant having had the opportunity to address the Administrator regarding such alleged failures and Participant having failed to remedy the same within 30 days of receiving written notice.

2.4.                            “Change of Control”

(a)                                 “Change of Control” means the first occurrence of any of the following events:

(i)                                     A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

(ii)                                  A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any  twelve (12) month period by members of the Board whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii)                               A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3).  For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.5.                            “Change of Control Period” means the time period beginning at the consummation of a Change of Control and ending on the date that is 24 months following such Change of Control.

2.6.                            “Code” means the Internal Revenue Code of 1986, as amended.

2.7.                            “Company” means Rackspace Hosting, Inc., a Delaware corporation, and any successor that assumes the obligations of the Company under the Plan, by way of merger, acquisition, consolidation or other transaction.

2.8.                            “Compensation Committee” means the Compensation Committee of the Board.

2.9.                            “Disability” will mean that a Participant has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.  Alternatively, a Participant will be deemed disabled if determined to be totally disabled by the Social Security Administration.

2.10.                     “Effective Date” means the date the Plan is adopted by the Board.

2.11.                     “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

2.12.                     “Equity Awards” means a Participant’s stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards that are outstanding as of the closing of the Change in Control.

2.13.                     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.14.                     “Good Reason” shall mean the Participant’s voluntary resignation as an employee of the Company within 30 days following the expiration of any Cure Period after one of the following conditions has come into existence without his or her consent:

(i)                                     A change in Participant’s position within the Company (or a parent or subsidiary employing Participant) that materially reduces Participant’s level of duties, authority or responsibilities as in effect immediately prior to the Change of Control, but excluding any change or reduction due solely to the Company’s ceasing to be an independent publicly traded company and/or becoming a privately held subsidiary of another entity (and, for the avoidance of doubt, not due to any action taken by the Company or any parent or subsidiary of the Company after the Change of Control);

(ii)                                  A reduction in Participant’s level of annual base salary and/or annual target cash bonus by a combined amount that is 10% or more of the sum of the Participant’s annual base salary immediately prior to such reduction and the Participant’s annual target cash bonus immediately prior to such reduction (other than in connection with a similar one-time decrease for substantially all other comparable employees of the Company);

(iii)                               The Company (or a parent or subsidiary employing Participant) requires Participant to relocate the principal place of performance of Participant’s duties to a location more than 50 miles from Participant’s primary residence at the time of consummation of the Change of Control, provided, however, that if Participant has been commuting more than 50 miles to the principal place of performance of Participant’s duties prior to the consummation of the Change of Control, the relocation must increase Participant’s commute by more than 50 miles; or

(iv)                              The material breach by the Company (or a parent or subsidiary employing Participant) of the agreement under which Participant provides services to the Company (or a parent or subsidiary employing Participant).

The Participant’s resignation will not constitute a resignation for “Good Reason” unless the Participant first provides the Company (or a parent or subsidiary employing the Participant) with written notice of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and the Company (or a parent or subsidiary employing Participant) has 30 days following the date of such notice to cure the condition constituting “Good Reason” (the “Cure Period”).

2.15.                     “Involuntary Termination” means a termination of employment of a Participant under the circumstances described in Section 4.

2.16.                     “Non-Employee Director” means a member of the Board who is not an employee of the Company.  Non-Employee Directors are not eligible for Severance Benefits.

2.17.                     “Participant” means an employee of the Company or of any subsidiary of the Company who (a) has been designated by the Administrator to participate in the Plan and (b) has timely and properly executed and delivered a Participation Agreement to the Company.

2.18.                     “Participation Agreement” means the individual agreement (as will be provided in separate cover as Appendix A) provided by the Administrator to a Participant under the Plan, which has been signed and accepted by the Participant.

2.19.                     “Plan” means the Rackspace Hosting, Inc. Senior Executive Change of Control and Severance Plan, as set forth in this document, and as hereafter amended from time to time.

2.20.                     “Restriction Period” means the period beginning on the date of a Participant’s Involuntary Termination and continuing for (i) eighteen (18) months for the Chief Executive Officer of the Company, (ii) fifteen (15) months for Tier II Participants (as designated in the applicable Participation Agreement) and (iii) twelve (12) months for Tier III Participants (as designated in the applicable Participation Agreement), in each case, following the date of such Involuntary Termination.

2.21.                     “Section 409A Limit” means 2 times the lesser of: (i) the Participant’s annualized compensation based upon the annual rate of pay paid to the Participant during the Participant’s taxable year preceding the Participant’s taxable year of the Participant’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Participant’s employment is terminated.

2.22.                     “Severance Benefits” means the compensation and other benefits that the Participant will be provided in the circumstances described in Section 4.

3.                                      Eligibility for Severance Benefits.  An individual is eligible for Severance Benefits, as described in Section 4, only if he or she experiences an Involuntary Termination.  A Non-Employee Director is not eligible for Severance Benefits.

4.                                      Involuntary Termination During the Change of Control Period.  If, during the Change of Control Period, (i) a Participant terminates his or her employment with the Company (or any parent or subsidiary of the Company) for Good Reason, or (ii) the Company (or any parent or subsidiary of the Company) terminates the Participant’s employment for a reason other than Cause, the Participant’s death or Disability (in either case, an “Involuntary Termination”), then, in each case, subject to the Participant’s compliance with Section 6, the Participant will receive the following Severance Benefits, subject to the terms and conditions of the Plan:

4.1.                            Cash Severance Benefits.  A payment of cash severance equal to the amount set forth in the Participant’s Participation Agreement.

4.2.                            Medical Benefits.  If provided in the Participant’s Participation Agreement, Participant shall be entitled to receive a lump sum cash payment in an aggregate amount equal to the applicable premium cost for continued Company group health coverage for the Participant and any spouse and/or dependents of the Participant (“Family Members”) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), based on the elections with respect to health coverage for the Participant and the Participant’s Family Members in effect as of immediately prior to the Participant’s Involuntary Termination (which amount will be based on the premium for the first month of COBRA coverage), for the period set forth in the Participant’s Participation Agreement, which lump sum payment will be made regardless of whether the Participant elects COBRA continuation coverage.

4.3.                            Outplacement Services.  If and to the extent specifically provided in the Participant’s Participation Agreement, Participant shall be entitled to transitional outplacement benefits.

5.                                      Limitation on Payments.  In the event that the severance and other benefits provided for in this Plan or otherwise payable to a Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“280G Payments”), and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the 280G Payments will be either:

(a)                                 delivered in full, or

(b)                                 delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  If a reduction in the 280G Payments is necessary so that no portion of such benefits are subject to the Excise Tax, reduction will occur in the following order: (i) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Code Section 280G); (ii) a pro rata reduction of (A) cash payments that are subject to Section 409A as deferred compensation and (B) cash payments not subject to Section 409A of the Code; (iii) a pro rata reduction of (A) employee benefits that are subject to Section 409A as deferred compensation and (B) employee benefits not subject to Section 409A; and (iv) a pro rata cancellation of (A) accelerated vesting of equity awards that are subject to Section 409A as deferred compensation and (B) equity awards not subject to Section 409A.  In the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting will be cancelled in the reverse order of the date of grant of a Participant’s equity awards.

Unless Participant and the Company otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to the Change of Control or such other person or entity to which the parties mutually agree (the “Firm”), whose determination will be conclusive and binding upon Participant and the Company.  For purposes of making the calculations required by this Section 5 the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  Participant and the Company will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 5.  The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 5.

6.                                      Conditions to Receipt of Severance.

6.1.                            Release Agreement.  As a condition to receiving the Severance Benefits, each Participant will be required to sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company (the “Release”).  In no event will the Release include any post-employment restrictions beyond any such restrictions set forth in this Plan or that a Participant previously agreed to in written agreements with the Company, including, for the avoidance of doubt, the Participant’s Participation Agreement, any employment agreement or any confidentiality, proprietary information or inventions agreement between the Participant and the Company (the “Confidentiality Agreement”).  In all cases, the Release must become effective and irrevocable no later than the 60th day following the Participant’s Involuntary Termination (the “Release Deadline Date”).  If the Release does not become effective and irrevocable by the Release Deadline Date, the Participant will forfeit any right to the Severance Benefits.  In no event will the Severance Benefits be paid or provided until the Release becomes effective and irrevocable.

6.2.                            Confidential Information.  A Participant’s receipt of Severance Benefits will be subject to the Participant continuing to comply with the provisions of this Section 6 and the terms of any Confidentiality Agreement and such other appropriate agreement between the Participant and the Company.

6.3.                            Restrictive Covenants.

(a)                                 Non-Solicitation of Employees.  For the Restriction Period, Participant will not, directly or indirectly, (i) hire or engage any current employee of Company or any parent or subsidiary of the Company, including anyone employed by or providing services to Company (or any parent or subsidiary of the Company) within the 6-month period preceding Participant’s last day of employment or engagement; (ii) solicit or encourage any employee to terminate employment or services with Company (or any parent or subsidiary of the Company); or (iii) solicit or encourage any employee to accept employment with or provide services to Participant or any business associated with Participant.

(b)                                 Non-Solicitation of Customers.  For the Restriction Period, Participant agrees not to solicit any customers of the Company (or any parent or subsidiary of the Company).

(c)                                  Non-Competition.  For the Restriction Period, Participant will not work, as an employee, contractor, officer, owner, consultant, or director, in any business anywhere in the world that sells hosting or information technology services substantially similar to those service provided by the Company (or any parent or subsidiary of the Company), namely (i) provisioning, hosting, management, monitoring, supporting, or maintenance of applications, computer servers (whether dedicated, shared or virtual) and network connectivity in a datacenter for remote use via the Internet, (ii) hosted email, storage, collaboration, computer, virtual networking and similar services, and (iii) all similar related services.

(d)                                 The covenants contained in this Section 6.3 hereof shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision in which the Company currently engages in its business or, during the term of this Agreement, becomes engaged in its business.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 6.3.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Plan for that Participant or groups of Participants, as applicable, to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Section 6.3 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

(e)                                  Notwithstanding anything to the contrary in this Plan or a Participant’s Participation Agreement, the Company’s sole remedy for a breach of Sections 6.3(a), 6.3(b), or 6.3(c) of the Plan by the Chief Executive Officer of the Company or a Tier II Participant that first occurs upon or following the one (1) year anniversary of an Involuntary Termination of such Participant shall be non-payment of any Severance Benefits not yet paid to such Participant under this Plan.

6.4.                            Non-Disparagement.  Participant shall not, whether in writing, orally or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication), malign, defame, denigrate, disparage or otherwise damage or assail the reputation, integrity or professionalism of the Company, its subsidiaries or affiliates or their respective predecessors and successors, or any of the current or former directors, officers, employees, shareholders, partners, members, agents or representatives, or the reputation, integrity or professionalism of any of the foregoing, with respect to any of their respective activities, or otherwise publish (whether in writing or orally) statements that tend to portray any of the aforementioned parties in an unfavorable light; provided, however, that any such statements or actions that are isolated and inadvertent will not constitute a breach of this Section 6.4; and provided further, however, that this paragraph shall not restrict any true and accurate statement made by Participant pursuant to legal process in connection with any deposition, interrogatory, testimony, discovery, arbitration, litigation, or pursuant to any investigation, order, request or requirement of any governmental agency or self-regulatory organization having jurisdiction over the Company or Participant.

6.5.                            Cooperation.  Participant will at all times following Participant’s Involuntary Termination assist the Company and its affiliates in the defense of any claims, or potential claims that may be made or threatened to be made against the Company or any of its affiliates in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, and will assist the Company and its affiliates in the prosecution of any claims that may be made by the Company or any of its affiliates in any such action, suit or proceeding, to the extent that such claims may relate to Participant’s employment or the period of Participant’s employment by the Company, subject to reasonable accommodation to avoid unreasonable interference with Participant’s personal or business activities. Participant agrees, unless precluded by law, to promptly inform the Company if Participant is asked to participate (or otherwise become involved) in any action, suit or proceeding involving such claims or potential claims. Participant also agrees, unless precluded by law, to promptly inform the Company if Participant is asked to assist in any investigation (whether governmental or otherwise) of the Company or any of its affiliates (or their actions), regardless of whether a lawsuit has then been filed against the Company or any of its affiliates with respect to such investigation.  Participant shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for Participant’s reasonable out-of-pocket expenses (including travel costs) and any other expenses that are pre-approved by the Company, in either case, for the assistance provided under this paragraph.  Notwithstanding the foregoing, the provisions of this Section 6.4 with respect to reimbursement of expenses shall in no way affect Participant’s rights to be indemnified and/or advanced expenses in accordance with the Company’s corporate documents and/or in accordance with this Plan.

6.6.                            Violation of Conditions. Severance Benefits will terminate immediately for a Participant if the Participant, at any time, violates any of the provisions of the Plan, the applicable Participation Agreement, or any other agreement referenced in this Section 6 between the Participant and the Company or its affiliates.

7.                                      Timing of Severance Benefits.  Provided that the Release becomes effective and irrevocable by the Release Deadline Date and subject to Section 9, the Severance Benefits will be paid, or in the case of installments, will commence, on the first Company payroll date following the Release Deadline Date (such payment date, the “Severance Start Date”), and any Severance Benefits otherwise payable to the Participant during the period immediately following the Participant’s termination of employment with the Company through the Severance Start Date will be paid in a lump sum to the Participant on the Severance Start Date, with any remaining payments to be made as provided in this Plan or the Participant’s Participation Agreement, as applicable.

8.                                      Exclusive Benefit.  The Severance Benefits shall be the exclusive benefit for a Participant related to termination of employment and/or change of control during the Change of Control Period (including, without limitation, under any applicable employment or severance agreement or plan), except that, with respect to Equity Awards, the accelerated vesting and post-termination exercise period rights set forth in Sections 19 and 24 of the Company’s 2007 Long-Term Incentive Plan (the “2007 Plan”) in connection with a Change in Control (as defined in the 2007 Plan) or the applicable award agreement under the 2007 Plan shall continue to apply.

9.                                      Section 409A.

9.1.                            Notwithstanding anything to the contrary in this Plan, no Severance Benefits to be paid or provided to a Participant, if any, under this Plan that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or provided until the Participant has a “separation from service” within the meaning of Section 409A.  Similarly, no Severance Benefits payable to a Participant, if any, under this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until the Participant has a “separation from service” within the meaning of Section 409A.

9.2.                            It is intended that the Severance Benefits will be either exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 9.4 below or as resulting from an involuntary separation from service as described in Section 9.5 below or will be compliant with Section 409A.  In no event will a Participant have discretion to determine the taxable year of payment of any Deferred Payment.

9.3.                            Notwithstanding anything to the contrary in this Plan, if a Participant is a “specified employee” within the meaning of Section 409A at the time of the Participant’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first 6 months following the Participant’s separation from service, will become payable on the date 6 months and 1 day following the date of the Participant’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, in the event of the Participant’s death following the Participant’s separation from service, but before the 6 month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of the Participant’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Plan is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

9.4.                            Any amount paid under this Plan that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of this Section 9.

9.5.                            Any amount paid under this Plan that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Payments for purposes of this Section 9.

9.6.                            The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the Severance Benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt.  Notwithstanding anything to the contrary in the Plan, including but not limited to Sections 11 and 14, the Company reserves the right to amend the Plan as it deems necessary or advisable, in its sole discretion and without the consent of the Participants, to comply with Section 409A or to avoid income recognition under Section 409A prior to the actual payment of Severance Benefits or imposition of any additional tax.  In no event will the Company reimburse a Participant for any taxes or other costs that may be imposed on the Participant as result of Section 409A.

10.                               Withholdings.  The Company will withhold from any Severance Benefits all applicable U.S. federal, state, local and non-U.S. taxes required to be withheld and any other required payroll deductions.

11.                               Administration.  The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA).  The Plan will be administered and interpreted by the Administrator (in his or her sole discretion).  The Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity.  Any decision made or other action taken by the Administrator with respect to the Plan, and any interpretation by the Administrator of any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law.  In accordance with Section 2.1, the Administrator (a) may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan, and (b) has the authority to act for the Company (in a non-fiduciary capacity) as to any matter pertaining to the Plan; provided, however, that any Plan amendment or termination or any other action that reasonably could be expected to increase materially the cost of the Plan must be approved by the Board.

12.                               Eligibility to Participate.  To the extent that the Administrator has delegated administrative authority or responsibility to one or more officers of the Company in accordance with Sections 2.1 and 11, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan.  The Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.

13.                               Term.  The Plan will become effective upon the Effective Date.  The Plan automatically will expire 12 months after the Effective Date, provided that, if a Change of Control occurs prior to the expiration of the Plan, or if a written agreement is signed by the Company for a transaction that (if effected) would constitute a Change of Control, the term of the Plan automatically will be extended as long as is necessary or appropriate to provide the Severance Benefits with respect to such Change of Control.  If a Participant becomes entitled to Severance Benefits during the term of the Plan, the Plan will not terminate until all of the obligations of the Company with respect to the Plan have been satisfied.  Further, if an initial occurrence of an act or omission by the Company constituting the grounds for Good Reason has occurred (the “Initial Grounds”), and the expiration date of the Cure Period with respect to such Initial Grounds could occur following the expiration of the term of the Plan, then the term of the Plan will extend automatically through the date that is 30 days following the expiration of such Cure Period, but such extension of the term shall only apply with respect to the Initial Grounds.

14.                               Amendment or Termination.  The Company, by action of the Administrator, reserves the right to amend or terminate the Plan at any time, without advance notice to any Participant and without regard to the effect of the amendment or termination on any Participant or on any other individual, subject to the following and Section 13.  Any amendment or termination of the Plan will be in writing.  Notwithstanding the foregoing, any amendment to the Plan that (a) causes an individual to cease to be a Participant, or (b) reduces or alters to the detriment of the Participant the Severance Benefits potentially payable to that Participant (including, without limitation, imposing additional conditions or modifying the timing of payment), will not be effective without that Participant’s written consent.  Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity.

15.                               Claims and Appeals.

(a)                                 Claims Procedure.  Any employee or other person who believes he or she is entitled to any Severance Benefits may submit a claim in writing to the Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of his or her Severance Benefits or (ii) the date the claimant learned that he or she will not be entitled to any Severance Benefits.  If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based.  The notice also will describe any additional information needed to support the claim and the Plan’s procedures for appealing the denial.  The denial notice will be provided within 90 days after the claim is received.  If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given within the initial 90 day period.  This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision on the claim.

(b)                                 Appeal Procedure.  If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to the Administrator for a review of the decision denying the claim.  Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review.  The claimant (or representative) then has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit issues and comments in writing.  The Administrator will provide written notice of its decision on review within 60 days after it receives a review request.  If additional time (up to 60 days) is needed to review the request, the claimant (or representative) will be given written notice of the reason for the delay.  This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Administrator expects to render its decision.  If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based.  The notice also will include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA.

16.                               Attorneys’ Fees.  The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Plan.

17.                               Source of Payments.  All payments under the Plan will be paid from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets.  No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

18.                               Inalienability.  In no event may any current or former employee of the Company or any of its subsidiaries or affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan.  At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.

19.                               No Enlargement of Employment Rights.  Neither the establishment or maintenance or amendment of the Plan, nor the making of any benefit payment hereunder, will be construed to confer upon any individual any right to continue to be an employee of the Company.  The Company expressly reserves the right to discharge any of its employees at any time, with or without cause.  However, as described in the Plan, a Participant may be entitled to Severance Benefits depending upon the circumstances of his or her termination of employment.

20.                               Successors.  Any successor to the Company of all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or other transaction) will assume the obligations under the Plan and agree expressly to perform the obligations under the Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.  For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.

21.                               Applicable Law.  The provisions of the Plan will be construed, administered and enforced in accordance with ERISA and, to the extent applicable, the internal substantive laws of the state of Texas (but not its conflict of laws provisions).

22.                               Severability.  If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

23.                               Headings.  Headings in this Plan document are for purposes of reference only and will not limit or otherwise affect the meaning hereof.

24.                               Indemnification.  The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its Board, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law.  This indemnity will cover all such liabilities, including judgments, settlements and costs of defense.  The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities.  This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.

25.                               Additional Information.

Plan Name:	Rackspace Hosting, Inc. Senior Executive Change of Control and Severance Plan

Plan Sponsor:	Rackspace Hosting, Inc.
1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218
(210) 312-4000

Identification Numbers:	EIN: 74-3016523
PLAN:

Plan Year:	Company’s fiscal year

Plan Administrator:	Rackspace Hosting, Inc.
Attention: Administrator of the Rackspace Hosting, Inc. Senior Executive Change of Control and Severance Plan
1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218
(210) 312-4000

Agent for Service of Legal Process:	Rackspace Hosting, Inc.
Attention: General Counsel
1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218
(210) 312-4000

Service of process also may be made upon the Administrator.

Type of Plan	Severance Plan

Plan Costs	The cost of the Plan is paid by the Employer.

26.                               Statement of ERISA Rights.

As a Participant under the Plan, you have certain rights and protections under ERISA:

(a)                                 You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor.

These documents are available for your review in the Company’s Human Resources Department.

(b)                                 You may obtain copies of all Plan documents and other Plan information upon written request to the Administrator.  A reasonable charge may be made for such copies.

In addition to creating rights for Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.  The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Participants.  No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA.  If your claim for a severance benefit is denied, in whole or in part, you must receive a written explanation of the reason for the denial.  You have the right to have the denial of your claim reviewed.  (The claim review procedure is explained in Section 15 above.)

Under ERISA, there are steps you can take to enforce the above rights.  For example, if you request materials and do not receive them within 30 days, you may file suit in a federal court.  In such a case, the court may require the Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent due to reasons beyond the control of the Administrator.  If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court.  If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court.

In any case, the court will decide who will pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds that your claim is frivolous.

If you have any questions regarding the Plan, please contact the Administrator.  If you have any questions about this statement or about your rights under ERISA, you may contact the nearest area office of the Employee Benefits Security Administration (formerly the Pension and Welfare Benefits Administration), U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210.  You also may obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

o 0 o

CHIEF EXECUTIVE OFFICER

Appendix A

Rackspace Hosting, Inc. Senior Executive Change of Control and Severance Plan
Participation Agreement

Rackspace Hosting, Inc. (the “Company”) is pleased to inform you, [NAME], that you have been selected to participate in the Company’s Senior Executive Change of Control and Severance Plan (the “Plan”) as a Participant.

A copy of the Plan was delivered to you with this Participation Agreement.  Your participation in the Plan is subject to all of the terms and conditions of the Plan.  The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

In order to actually become a participant in the Plan, you must complete and sign this Participation Agreement and return it to [NAME] no later than [DATE], 2016.

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits.  As described more fully in the Plan, you may become eligible for certain Severance Benefits if you incur an Involuntary Termination.

If you become eligible for Severance Benefits as described in the Plan, then subject to the terms and conditions of the Plan, you will receive:

1.                                      Cash Severance Benefits.

a.                                      Base Salary.  A payment (less applicable withholding taxes) equal to 250% of your annual base salary as in effect immediately prior to your Involuntary Termination or, if greater, at the level in effect immediately prior to the Change of Control, payable ratably over 30 months in accordance with the Company’s payroll practices as in effect from time to time.

b.                                      Target Bonus.  A payment (less applicable withholding taxes) equal to 250% of your annual target bonus for the fiscal year in which your Involuntary Termination occurs or, if greater, 250% of your annual target bonus in effect immediately prior to the Change of Control, payable ratably over 30 months in accordance with the Company’s payroll practices as in effect from time to time.

c.                                       Pro-rata Bonus.  A lump-sum payment (less applicable withholding taxes) equal to the product obtained by multiplying (x) 100% of the unpaid portion of the actual annual performance bonus that you otherwise would be entitled to receive based on the actual level of achievement of the applicable performance objectives for the fiscal year in which your Involuntary Termination occurs and (y) the fraction obtained by dividing (A) the number of days from the beginning of the fiscal year in which your Involuntary Termination occurs until the date of your Involuntary Termination by (B) 365.

Any amount in this subsection (c) shall be paid at the same time as bonuses for such fiscal year of the Company are paid to the Company’s other similarly situated employees.

2.                                      Medical Benefits.  You will receive a lump sum cash payment in an aggregate amount equal to the applicable premium cost for continued Company group health coverage for you and your Family Members pursuant to COBRA, based on the elections with respect to health coverage for you and your Family Members in effect as of immediately prior to your Involuntary Termination (which amount will be based on the premium for the first month of COBRA coverage) for a period of 24 months, which lump sum payment will be made regardless of whether you elect COBRA continuation coverage.

3.                                      Outplacement Services.  You will be entitled to transitional outplacement benefits of up to $25,000 for each of (i) the year in which your Involuntary Termination occurs and (ii) the year following such year.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan.  Your signature below confirms that: (1) you have received a copy of the Senior Executive Change of Control and Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Senior Executive Change of Control and Severance Plan and Summary Plan Description and you acknowledge and agree to its terms, including, but not limited to, Section 8 of the Senior Executive Change of Control and Severance Plan and Summary Plan Description; (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

[Signature page follows]

RACKSPACE HOSTING, INC.	PARTICIPANT

Signature	Signature

Name	Date

Title

Attachment:    Rackspace Hosting, Inc. Senior Executive Change of Control and Severance Plan and Summary Plan Description

[Signature page to the Participation Agreement]

TIER 2

Appendix A

Rackspace Hosting, Inc. Senior Executive Change of Control and Severance Plan
Participation Agreement

Rackspace Hosting, Inc. (the “Company”) is pleased to inform you, [NAME], that you have been selected to participate in the Company’s Senior Executive Change of Control and Severance Plan (the “Plan”) as a Tier 2 Participant.

A copy of the Plan was delivered to you with this Participation Agreement.  Your participation in the Plan is subject to all of the terms and conditions of the Plan.  The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

In order to actually become a participant in the Plan, you must complete and sign this Participation Agreement and return it to [NAME] no later than [DATE], 2016.

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits.  As described more fully in the Plan, you may become eligible for certain Severance Benefits if you incur an Involuntary Termination.

If you become eligible for Severance Benefits as described in the Plan, then subject to the terms and conditions of the Plan, you will receive:

1.                                      Cash Severance Benefits.

a.                                      Base Salary.  A payment (less applicable withholding taxes) equal to 200% of your annual base salary as in effect immediately prior to your Involuntary Termination or, if greater, at the level in effect immediately prior to the Change of Control, payable ratably over 24 months in accordance with the Company’s payroll practices as in effect from time to time.

b.                                      Target Bonus.  A payment (less applicable withholding taxes) equal to 200% of your annual target bonus for the fiscal year in which your Involuntary Termination occurs or, if greater, 200% of your annual target bonus in effect immediately prior to the Change of Control, payable ratably over 24 months in accordance with the Company’s payroll practices as in effect from time to time.

c.                                       Pro-rata Bonus.  A lump-sum payment (less applicable withholding taxes) equal to the product obtained by multiplying (x) 100% of the unpaid portion of the actual annual performance bonus that you otherwise would be entitled to receive based on the actual level of achievement of the applicable performance objectives for the fiscal year in which your Involuntary Termination occurs and (y) the fraction obtained by dividing (A) the number of days from the beginning of the fiscal year in which your Involuntary Termination occurs until the date of your Involuntary Termination by (B) 365.

Any amount in this subsection (c) shall be paid at the same time as bonuses for such fiscal year of the Company are paid to the Company’s other similarly situated employees.

2.                                      Medical Benefits.  You will receive a lump sum cash payment in an aggregate amount equal to the applicable premium cost for continued Company group health coverage for you and your Family Members pursuant to COBRA, based on the elections with respect to health coverage for you and your Family Members in effect as of immediately prior to your Involuntary Termination (which amount will be based on the premium for the first month of COBRA coverage) for a period of 18 months, which lump sum payment will be made regardless of whether you elect COBRA continuation coverage.

3.                                      Outplacement Services.  You will be entitled to transitional outplacement benefits of up to $25,000 for each of (i) the year in which your Involuntary Termination occurs and (ii) the year following such year.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan.  Your signature below confirms that: (1) you have received a copy of the Senior Executive Change of Control and Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Senior Executive Change of Control and Severance Plan and Summary Plan Description and you acknowledge and agree to its terms, including, but not limited to, Section 8 of the Senior Executive Change of Control and Severance Plan and Summary Plan Description; (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

[Signature page follows]

RACKSPACE HOSTING, INC.	PARTICIPANT

Signature	Signature

Name	Date

Title

Attachment:    Rackspace Hosting, Inc. Senior Executive Change of Control and Severance Plan and Summary Plan Description

[Signature page to the Participation Agreement]

TIER 3

Appendix A

Rackspace Hosting, Inc. Senior Executive Change of Control and Severance Plan
Participation Agreement

Rackspace Hosting, Inc. (the “Company”) is pleased to inform you, [NAME], that you have been selected to participate in the Company’s Senior Executive Change of Control and Severance Plan (the “Plan”) as a Tier 3 Participant.

A copy of the Plan was delivered to you with this Participation Agreement.  Your participation in the Plan is subject to all of the terms and conditions of the Plan.  The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.

In order to actually become a participant in the Plan, you must complete and sign this Participation Agreement and return it to [NAME] no later than [DATE], 2016.

The Plan describes in detail certain circumstances under which you may become eligible for Severance Benefits.  As described more fully in the Plan, you may become eligible for certain Severance Benefits if you incur an Involuntary Termination.

If you become eligible for Severance Benefits as described in the Plan, then subject to the terms and conditions of the Plan, you will receive:

1.                                      Cash Severance Benefits.

a.                                      Base Salary.  A payment (less applicable withholding taxes) equal to 100% of your annual base salary as in effect immediately prior to your Involuntary Termination or, if greater, at the level in effect immediately prior to the Change of Control, payable ratably over 12 months in accordance with the Company’s payroll practices as in effect from time to time.

b.                                      Target Bonus.  A payment (less applicable withholding taxes) equal to 100% of your annual target bonus for the fiscal year in which your Involuntary Termination occurs or, if greater, 100% of your annual target bonus in effect immediately prior to the Change of Control, payable ratably over 12 months in accordance with the Company’s payroll practices as in effect from time to time.

c.                                       Pro-rata Bonus.  A lump-sum payment (less applicable withholding taxes) equal to the product obtained by multiplying (x) 100% of the unpaid portion of the actual annual performance bonus that you otherwise would be entitled to receive based on the actual level of achievement of the applicable performance objectives for the fiscal year in which your Involuntary Termination occurs and (y) the fraction obtained by dividing (A) the number of days from the beginning of the fiscal year in which your Involuntary Termination occurs until the date of your Involuntary Termination by (B) 365.

Any amount in this subsection (c) shall be paid at the same time as bonuses for such fiscal year of the Company are paid to the Company’s other similarly situated employees.

2.                                      Medical Benefits.  You will receive a lump sum cash payment in an aggregate amount equal to the applicable premium cost for continued Company group health coverage for you and your Family Members pursuant to COBRA, based on the elections with respect to health coverage for you and your Family Members in effect as of immediately prior to your Involuntary Termination (which amount will be based on the premium for the first month of COBRA coverage) for a period of 12 months, which lump sum payment will be made regardless of whether you elect COBRA continuation coverage.

3.                                      Outplacement Services.  You will be entitled to transitional outplacement benefits of up to $25,000 for each of (i) the year in which your Involuntary Termination occurs and (ii) the year following such year.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period.

By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan.  Your signature below confirms that: (1) you have received a copy of the Senior Executive Change of Control and Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Senior Executive Change of Control and Severance Plan and Summary Plan Description and you acknowledge and agree to its terms, including, but not limited to, Section 8 of the Senior Executive Change of Control and Severance Plan and Summary Plan Description; (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

[Signature page follows]

RACKSPACE HOSTING, INC.	PARTICIPANT

Signature	Signature

Name	Date

Title

Attachment:    Rackspace Hosting, Inc. Senior Executive Change of Control and Severance Plan and Summary Plan Description

[Signature page to the Participation Agreement]